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EXHIBIT 5(1)

                                                     July 31, 1996



Lukens Inc.
50 South First Avenue
Coatesville,  PA   19320


Gentlemen:

     As Vice President and General Counsel of Lukens Inc. (the "Corporation"), a Delaware corporation, I am familiar with the Form S-8 Registration Statement relating to the registration of 900,000 additional shares of common stock, par value $0.01 per share, of the Corporation (the "Shares") to be offered pursuant to the Lukens Inc. 1985 Stock Option and Appreciation Plan (the "Plan"). I have examined or caused to be examined the Plan and all statutes, records, instruments and documents which I deemed necessary for the purpose of this opinion.

     Based upon such examination, it is my opinion that:

          1. The Corporation is a duly incorporated and validly existing corporation under the laws of the State of Delaware.

          2. Proper corporate proceedings have been taken so that the Shares have been duly authorized and when delivered and paid for in accordance with the terms of the Plan, a form of which has been filed with the Securities and Exchange Commission, such Shares will be legally issued, fully paid and non-assessable.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above.

                              Sincerely,

                              /s/ William D. Sprague